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FORM 5
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/x/ Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/x/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    EVERBRIGHT FINANCE & INVESTMENT CO.           China Resources Development, Inc.
    LIMITED                                             (CHRB)                                     Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director       X  10% Owner
   (Last)         (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    23/F, Office Tower, Convention Plaza          Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)          12/96             ----        title ---       below)
                 (Street)                                                 -------------------               below)
    1 Harbour Road                                                        5. If Amendment,
    Wanchai, Hong Kong                               N/A                     Date of Original   -------------------------------
-------------------------------------------                                  (Month/Year)
   (City)          (State)           (Zip)                                        N/A        7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, $0.001 par value   12/31/96        J4    32,000,000  D           N/A        1,998,000 shs.        D             N/A
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Common Stock, $0.001 par value                                                            1,350,000 shs.        I             *
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Series B Preferred Stock,        12/31/96        J4    32,000,000  A           N/A       32,000,000 shs.        D             N/A
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   $0.001 par value
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* By 50% interest in Silverich Limited
                                                                               (Print or Type Responses)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

Table I, Col. 3 & 4 - Reporting Person exchanged 32 million shares of Common                 EVERBRIGHT FINANCE &
Stock (with significant restrictions) for 32 million shares of Issuer's newly                INVESTMENT CO. LIMITED
re-designated Series B Preferred Stock with substantially equivalent restrictions.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    By:  /s/ Zhang Yibing          02/14/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                             Zhang Yibing, Director and
                                                                                             Authorized Signatory
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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